Exhibit 99.1

AMENDMENT NO.1
TO
COOPERATION AND SUPPORT AGREEMENT

This Amendment No. 1 to the Cooperation and Support Agreement (this “Amendment”) is made and entered into as of July 14, 2017 by and among Depomed, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Amendment, and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Cooperation and Support Agreement dated March 28, 2017 (the “Agreement”);

WHEREAS, the Parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	2017 Board of Director Nominees. The Company and Starboard hereby agree that notwithstanding anything to the contrary contained in the Agreement, (i) the Company’s slate of nominees for election as directors of the Company at the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) shall consist of seven Directors (the “2017 Slate”), (ii) the members of the 2017 Slate shall be Karen Dawes, Mr. James Fogarty, Mr. Arthur Higgins, Mr. Louis Lavigne, Mr. William McKee, Mr. Peter Staple and Mr. James Tyree and (iii) effective immediately prior to the commencement of the 2017 Annual Meeting, the size of the board shall be set at seven.
2.	Appointment as Observer. The Company and Starboard hereby agree that following the 2017 Annual Meeting, Mr. Molinelli, during the Period (as defined in the Agreement) shall have the right to serve as a non-voting observer (an “Observer”) to the Board of Directors of the Company (the “Board”). As an Observer, Mr. Molinelli will (i) receive copies of all notices and written information furnished to the full Board in connection with each meeting, reasonably in advance of such meeting to the extent practicable, and (ii) be permitted to be present at, but not vote at, all meetings of the full Board (whether by telephone or in person). The Company shall be entitled to withhold any information and exclude Mr. Molinelli from any meeting, or any portion thereof, (x) that is an executive session of the Board, (y) as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege, or (z) that relates to matters as to which the Company reasonably determines that there may be a conflict of interest between Mr. Molinelli or Starboard on the one hand, and the Company on the other hand. As a condition to Mr. Molinelli serving as an Observer, Mr. Molinelli shall deliver an undertaking to the Company agreeing to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and Ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines. Notwithstanding the foregoing, Mr. Molinelli, if he wishes to do so, may provide confidential information of the Company which Mr. Molinelli learns in his capacity as an Observer to the Board, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its Affiliates and Associates (each as defined in the Agreement) and legal counsel (collectively, “Starboard Representatives”), in each case solely to the extent such Starboard Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard (i) shall inform such Starboard Representatives of the confidential nature of any such Company Confidential Information and (ii) shall cause such Starboard Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Starboard has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Starboard’s investment in the Company. Mr. Molinelli and Starboard shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

3.	Miscellaneous. Except as specifically provided for in this Amendment, all of the terms of the Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect. The terms and provisions of Sections 6, 8, 9, 10, 11 and 15 of the Agreement are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Amendment. For the avoidance of doubt, so long as Starboard beneficially owns in the aggregate at least the lesser of (x) 3.0% of the Company’s then outstanding Common Stock and (y) 1,862,986 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) as of the date that Mr. Molinelli no longer serves as a director of the Company, Starboard shall have the right to recommend a substitute person to serve on the Board in place of Mr. Molinelli in accordance with Section 1(a)(iv) of the Agreement, and the Company shall take whatever actions may be required by Section 1(a)(iv) of the Agreement in connection with any such replacement director, and shall if necessary increase the size of the Board.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

DEPOMED, INC.
By:	/s/ Amar Murugan
Name:	Amar Murugan
Title	VP, Legal

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

   its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

   its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

   its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

   its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

   its general partner

STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member STARBOARD PRINCIPAL CO LP By: Starboard Principal Co GP LLC, its general partner STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
Individually and as attorney-in-fact for Mark R. Mitchell and Peter A. Feld